Exhibit 1

This exhibit explains the relationship between Tata Sons Limited (“TSL”) and the other Reporting Persons. Please also refer Item No. 8 of this Schedule 13G.

TSL is the largest shareholder of Tata Industries Limited and may be deemed to control Tata Industries Limited. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of the Issuer, Tata Motors Limited (“TML”), that are beneficially owned by Tata Industries Limited.

TSL is the largest shareholder of Tata Steel Ltd (“Tata Steel”), holding 27.9% of the shares of Tata Steel as of December 31, 2007, and may be deemed to control Tata Steel. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML that are beneficially owned by Tata Steel.

Ewart Investments Company Limited and Tata AIG Life Insurance Company Limited are wholly-owned consolidated subsidiaries of TSL that own shares of TML. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML owned by Ewart Investments Company Limited and Tata AIG Life Insurance Company Limited.

Tata Chemicals Limited, Tata Tea Limited, Tata Investment Corporation Limited, Tata International Limited, Af-taab Investments Company Limited, and Simto Investments Co. Limited own shares of TML. Although TSL does not have a direct or indirect majority ownership interest in these companies, TSL does have a significant direct or indirect minority ownership interest in these companies. Under applicable rules and regulations of the Securities Exchange Commission (and interpretations thereof), these companies may be deemed to be directly or indirectly controlled by TSL by virtue of TSL’s direct or indirect ownership interests therein. Consequently, TSL may be deemed to have beneficial ownership and shared voting power and dispositive power with respect to all shares of TML owned by such entities. As the direct owners of these shares, these companies are included as Reporting Persons herein.

Kalimati Investment Company Limited is a consolidated subsidiary of Tata Steel that owns shares of TML. Consequently, Tata Steel may be deemed to have beneficial ownership and shared voting power and dispositive power (and in turn TSL may be deemed to have beneficial ownership) with respect to all shares of TML owned by Kalimati Investment Company Limited.

Tata Chemicals Limited is also a significant shareholder of Tata Investment Corporation Limited. Consequently, Tata Chemicals Limited may be deemed to have beneficial ownership and shared voting power and dispositive power (and in turn TSL may be deemed to have beneficial ownership) with respect to all shares of TML owned by Tata Investment Corporation Limited.

Sir Ratan Tata Trust, Sir Dorabji Tata Trust, J R D Tata Trust and Lady Tata Memorial Trust own shares of TML. By virtue of relationships among trustees of the respective trusts and TSL or its affiliates, TSL or its affiliates may be deemed to have beneficial ownership with respect to all shares of TML owned by such trusts.